Exhibit 107

Calculation of Filing Fee Tables

SF-3

(Form Type)

Barclays Dryrock Funding LLC

(Exact Name of Registrant as Specified in its Charter)

Central Index Key Number of Registrant: 0001551964

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried
Newly Registered Securities
Fees to Be Paid	Asset-Backed Securities	Asset-Backed Notes	457(s)(1)
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities	Asset-Backed Securities	Asset-Backed Notes	415(a)(6)(2)	$275,000,000	100%	$275,000,000			SF-3	333-228394-02	May 14, 2022	$25,492.50
	Total Offering Amounts(1)(2)					$275,000,000		$0.00
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$0.00

___________

(1)	An unspecified additional amount of securities is being registered as may from time to time be offered at unspecified prices. The registrant is deferring payment of all of the registration fees for such additional securities in accordance with Rules 456(c) and 457(s) of the Securities Act of 1933, as amended, after the registrant offers and sells all carry forward securities
(2)	Pursuant to Rule 415(a)(6) of the Securities and Exchange Commission’s Rules and Regulations under the Securities Act of 1933, as amended, the registrant is including the above carry forward securities in this registration statement. The above carry forward securities were registered under registration statement no. 333-228394-02 in connection with the preliminary prospectus filed by the registrant pursuant to Rule 424(h) on April 8, 2022.